Exhibit 99

For Immediate Release

Allstate Reports 52% Increase in 2004 Fourth Quarter Net Income EPS,
34% Increase in Fourth Quarter Operating Income EPS,
Record 2004 Full Year Net and Operating Income EPS

NORTHBROOK, Ill., Feb. 2, 2005 – The Allstate Corporation (NYSE: ALL) today reported for the fourth quarter of 2004:

Consolidated Highlights (1)

	Three Months Ended December 31,					Twelve Months Ended December 31,
(in millions, except per share amounts and ratios)	Est. 2004	2003	Change			Est. 2004	2003	Change
			$ Amt	%				$ Amt	%
Consolidated revenues	$8,879	$8,262	$617	7.5		$33,936	$32,149	$1,787	5.6
Net income	1,142	761	381	50.1		3,181	2,705	476	17.6
Net income per diluted share	1.64	1.08	0.56	51.9		4.54	3.83	0.71	18.5
Operating income (1)	986	752	234	31.1		3,091	2,662	429	16.1
Operating income per diluted share (1)	1.42	1.06	0.36	34.0		4.41	3.77	0.64	17.0
Property-Liability combined ratio	88.5	92.3	—	(3.8	) pts.	93.0	94.6	—	(1.6	) pts.
Effect of catastrophes on combined ratio	6.2	6.5	—	(0.3	) pts.	9.5	6.0	—	3.5	pts.
Effect of catastrophes on Net Income per diluted share	0.39	0.38	0.01	2.6		2.29	1.37	0.92	67.2
Book value per diluted share						31.72	29.04	2.68	9.2
Return on equity						15.0	14.2	—	0.8	pts.
Operating income return on equity (1)						17.0	16.5	—	0.5	pts.

•                  Property-Liability premiums written (1) grew 4.8% over the fourth quarter of 2003, 5.6% adjusted for reinsurance and accruals for premium refunds, driven by an increase in policies in force (“PIF”). Growth in policies in force for Allstate brand standard auto and homeowners lines remained strong at 5.5% and 6.4%, respectively, from the fourth quarter of 2003. This represents the highest growth rate achieved in the last 10 years. Total Allstate brand policies in force increased 3.9%.  Allstate brand standard auto and homeowners premiums written grew 5.7% and 9.8%, respectively.  These PIF results exclude impacts from Allstate Canada.

•                  Property-Liability underwriting income (1) increased 57.8% over the fourth quarter of 2003 to $762 million, due to increased premiums earned, continued favorable auto and homeowners loss frequencies and favorable prior year reserve reestimates.

•                  Pre-tax catastrophe losses totaled $412 million in both the fourth quarter of 2004 and 2003, with $367 million in 2004 attributable to reestimates of third quarter 2004 hurricane losses.  See the Allstate Protection Reestimates of Hurricane Catastrophe Losses section of this document for more details.

•                  Allstate Financial premiums and deposits (1) increased 26.0% over the fourth quarter of 2003 to $4.16 billion.  Operating income for the quarter was $142 million, an increase of 40.6% over the fourth quarter of 2003.

•                  For the total year, Allstate earned record levels of operating income ($3.1 billion, up 16.1%), net income per diluted share ($4.54, up 18.5%) and operating income per diluted share ($4.41, up 17.0%).

•                  Allstate’s annual operating income per diluted share guidance for 2005 (assuming the level of average expected catastrophe losses used in pricing for the year) is in the range of $5.40 to $5.80.

(1)          Measures used in this release that are not based on generally accepted accounting principles (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the “Definitions of Non-GAAP and Operating Measures” section of this document.

“It was a great quarter and a great year for Allstate,” said Chairman, President and CEO Edward M. Liddy. “We’re growing and generating solid returns for our shareholders thanks to a proven business strategy that we believe is sustainable into the future. In short, we are very pleased with our results and confident about our prospects.”

“Allstate Protection continues to make steady progress, growing faster than the marketplace in a very competitive environment. Helping to fuel solid increases in premiums for the quarter was growth in policies in force (PIF). These PIF increases also represent an increase in the rate of change in PIF growth we reported for the third quarter of 2004 and both Allstate brand standard auto and homeowners experienced PIF growth in most states.

“In the quarter, Allstate Protection’s overall underwriting income increased 58% over the prior year fourth quarter.  Both the Allstate brand and our Encompass business continued to contribute excellent underwriting results.  Allstate brand customer retention remained strong in the fourth quarter at near record levels, which we believe is a result of the service and value we provide our customers. Also contributing to our strong customer retention are the investments we continue to make in our business. Allstate brand standard auto retention improved almost half point compared to the prior year quarter and homeowners retention levels exceeded prior year fourth quarter results by more than a full point. Our advertising campaign has focused on educating consumers about Allstate’s strong competitive position in the marketplace, which has helped fuel solid gains in new business production.

“Our strategic risk management efforts continue to be extremely effective. Although we believe that Allstate is well ahead of most of our competitors in pricing sophistication, we will continue to add new and enhanced rating variables and additional refinements of our insurance scoring algorithms as competition continues to implement tiered rating programs. We believe our strategies have put Allstate in a great position going into 2005 to continue to grow profitably.

“I am very encouraged by the loss cost trends in our business during the fourth quarter and all of 2004.  As I have said before, we might see occasional fluctuations in the frequency trends due to weather, but the underlying frequency trend remains favorable.  Severity trends continue to be moderate, and our claims employees continue to provide excellent service to improve customer satisfaction.

“Allstate Financial also turned in a solid performance for the quarter. We generated strong and broad top line results delivering our second highest level of quarterly premiums and deposits ever. In particular, the Allstate Agency channel finished the year on a very strong note by generating one-third of its total 2004 sales of financial products in the fourth quarter. For the year, Allstate Financial delivered record retail, institutional, and total premiums and deposits. In January 2005, we launched our new SureIncomeSM withdrawal benefit on our variable annuity products which, combined with our TrueReturnSM accumulation benefit, should boost sales in 2005.  Allstate Financial also had improved bottom line results with operating income of $142 million in the quarter, in line with our expectations.  Overall, the implementation of Allstate Financial’s business strategy is progressing well.

“In the quarter, we completed our $1.5 billion share repurchase program one year ahead of schedule and in January 2005, began our previously announced $4.0 billion share repurchase program to be completed in 2006.  Additionally, The Allstate Corporation board of directors will meet later this month to determine the dividend for the first quarter of 2005.

“Overall, 2004 was a very good year.  Even after absorbing an unusually high level of catastrophe losses of $2.5 billion in 2004, net income per diluted share and operating income per diluted share increased 18.5% and 17.0%, respectively, over the prior year, book value per diluted share increased 9.2% to $31.72 compared to prior year, and operating income return on equity increased 0.5 points to 17.0% compared to prior year.  We are very pleased with the consistent performance we have generated over time. We remain committed as ever to not rest on past performance. We are optimistic about 2005 and plan to use the momentum we have generated across the enterprise to ensure our company remains a powerful force that continues to deliver solid, consistent value to customers and shareholders.  We expect to generate operating earnings per diluted share growth of 22% to 32%.  This assumes our combined ratio, with an average expected level of catastrophe losses used in pricing for the year and no reserve reestimates, does not change materially from that experienced in 2004, which is in the low 90s.  Further, our expectation for top-line growth will be consistent with our objective of maintaining margins.  The resulting operating income return on equity is expected to exceed 18%.”

Consolidated Highlights

($ in millions, except per share and return amounts)	Three Months Ended December 31,		Twelve Months Ended December 31,
	Est. 2004	2003	Est. 2004	2003	Discussion of Results for the Three Months Ended December 31, 2004

Consolidated revenues	$8,879	$8,262	$33,936	$32,149	•

Higher premiums earned in Property-Liability, higher net realized capital gains due to increased dispositions and fewer write-downs, higher net investment income, partially offset by lower life and annuity premiums and contract charges.

Operating income	986	752	3,091	2,662	•	Increase in Property-Liability operating income of $195 and Allstate Financial operating income of $41.

Realized capital gains and losses, after-tax	212	58	392	134	•	See the Components of Realized Capital Gains and Losses (pretax) table.

Gain/(loss) on disposition of operations, after-tax	16	(20)	(6)	(26)	•	Primarily a tax gain from disposition of a life insurance subsidiary.

Cumulative effect of change in accounting principle, after-tax	—	(14)	(175)	(15)

Net income	1,142	761	3,181	2,705	•	Increase in Property-Liability and Allstate Financial operating income and increase in realized capital gains and losses, after-tax.

Net income per share (diluted)	1.64	1.08	4.54	3.83

Operating income per share (diluted)	1.42	1.06	4.41	3.77

Net shares outstanding	682.7	704.0	682.7	704.0	•

During the fourth quarter of 2004, Allstate purchased 8.0 million shares of its stock for $396.3 million, completing the current $1.5 billion program. Allstate started a $4.0 billion program in January 2005.

Weighted average shares outstanding (diluted)	690.7	707.2	700.3	706.2

Return on equity			15.0	14.2	•	See the return on equity calculation in the Definitions of Non-GAAP and Operating Measures section of this document.

Operating income return on equity			17.0	16.5	•	See the return on equity calculation in the Definitions of Non-GAAP and Operating Measures section of this document.

Book value per diluted share			31.72	29.04	•

At December 31, 2004 and 2003, net unrealized gains on fixed income securities, after-tax, totaling $2,134 and $2,307, respectively, represented $3.10 and $3.26, respectively, of book value per diluted share.

•                  Book value per diluted share increased 9.2% compared to December 31, 2003.  Book value per diluted share excluding the net impact of unrealized net capital gains on fixed income securities(1) increased 11.0% to $28.62 at December 31, 2004 compared to December 31, 2003.

Property-Liability Highlights

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, except ratios)	Est. 2004	2003	Est. 2004	2003		Discussion of Results for the Three Months Ended December 31, 2004

Property-Liability net premiums written	$6,499	$6,199	$26,531	$25,187	•	See the Property-Liability Premiums Written by Market Segment table.

Property-Liability revenues	7,262	6,848	28,354	26,642	•	Premiums earned increased $305 or 4.8%.

Underwriting income / (loss)	762	483	1,830	1,332	•	Higher premiums earned, continued favorable auto and homeowners loss frequencies and favorable reserve reestimates. See the Allstate Protection Market Segment Analysis table.

Net investment income	463	435	1,773	1,677	•	Higher portfolio balances due to positive cash flows from operations, partially offset by lower yields.

Operating income	875	680	2,648	2,327	•	Increase of $180 in underwriting results, after-tax.

Realized capital gains and losses, after-tax	125	72	397	192	•	See the Components of Realized Capital Gains and Losses (pretax) table.

Gain on disposition of operations, after-tax	—	—	—	3

Cumulative effect of change in accounting principle, after-tax	—	—	—	(1)

Net income	1,000	752	3,045	2,521	•	Higher operating income and realized capital gains and losses, after-tax.

Catastrophe losses	412	412	2,468	1,489	•

Included $367 million reestimate of third quarter hurricane losses bringing total pre-tax net loss for the four storms to $2.0 billion. See the Allstate Protection Reestimates of Hurricane Catastrophe Losses section for further details.

Ratios:

Property-Liability combined ratio	88.5	92.3	93.0	94.6
Effect of Discontinued Lines and Coverages	—	0.1	2.5	2.3
Allstate Protection combined ratio	88.5	92.2	90.5	92.3
Effect of catastrophe losses	6.2	6.5	9.5	6.0

•                  Allstate brand standard auto and homeowners PIF increased 5.5% and 6.4%, respectively, from December 31, 2003 levels, compared to increases of 5.4% and 6.2%, respectively in the third quarter of 2004 over the third quarter of 2003.  Both standard auto and homeowners experienced growth in most states.  These results exclude impacts from Allstate Canada.

•                  Allstate brand standard auto and homeowners new business premiums written grew 5.5% and 4.3%, respectively, in the quarter, while the retention ratio increased to 90.6 and 88.7 respectively, from 90.2 and 87.5 in the prior year fourth quarter.  In September, we began curtailing our acceptance of new business in Florida, which had an adverse impact on our growth of Allstate brand homeowners new business premiums.  These results exclude impacts from Allstate Canada.

•                  Prior year net favorable reserve re-estimates in the quarter totaled $189 million for Property-Liability, reflecting lower actual claim severity trends than anticipated in previous estimates.

Allstate Financial Highlights

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions)	Est. 2004	2003	Est. 2004	2003	Discussion of Results for the Three Months Ended December 31, 2004

Premiums and deposits	$4,163	$3,303	$15,919	$13,095	•	Higher sales of fixed annuities, partially offset by lower sales of variable annuities and funding agreements. See the Allstate Financial Premiums and Deposits table.

Allstate Financial Revenues	1,590	1,401	5,483	5,452	•	Higher net realized capital gains and investment income, partially offset by lower life and annuity premiums due to the disposition of substantially all of our direct response distribution business.

Operating income	142	101	551	449	•

Higher gross margins, lower operating expenses from the disposition of substantially all of our direct response distribution business and lower income taxes as 2003 income taxes included a $23 non-recurring adjustment of prior years tax liabilities.

Realized capital gains and losses, after-tax	87	(11)	(3)	(53)	•	See the Components of Realized Capital Gains and Losses (pretax) table.

Gain (loss) on disposition of operations, after-tax	16	(20)	(6)	(29)	•	Primarily a tax gain from the disposition of a life insurance company subsidiary.

Cumulative effect of change in accounting principle, after-tax	—	(17)	(175)	(17)

Net income	173	38	246	305	•	Higher operating income and higher realized capital gains and losses, after-tax.

•                  Delivered record retail premium and deposits of $3.58 billion in the fourth quarter and $11.88 billion for the year.

•                  Investments including Separate Account assets as of December 31, 2004 increased 13.9% over December 31, 2003 primarily due to strong sales of fixed annuities and funding agreements.

•                  The approximate difference between the weighted average credited rate and the average guaranteed rate on interest sensitive life and annuity contracts is 52 basis points compared to 50 basis points from the prior quarter due to sales of new contracts containing significantly lower guaranteed rates than the in-force block of business.  The crediting rates on approximately 62% of all such in-force contracts were at the minimum guaranteed rate at December 31, 2004.

•                  Completed the disposal of substantially all of our direct response distribution business in the fourth quarter of 2004.  The disposition of this business reduced fourth quarter total revenues by $62 million, benefits by $35 million, operating costs and expenses by $17 million and amortization of deferred acquisition costs (“DAC”) by $11 million.

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in millions, except per share data)	Est. 2004	2003	Percent Change	Est. 2004	2003	Percent Change

Revenues
Property-liability insurance premiums	$6,607	$6,302	4.8	$25,989	$24,677	5.3
Life and annuity premiums and contract charges	564	594	(5.1)	2,072	2,304	(10.1)
Net investment income	1,378	1,275	8.1	5,284	4,972	6.3
Realized capital gains and losses	330	91	—	591	196	—
Total revenues	8,879	8,262	7.5	33,936	32,149	5.6

Costs and expenses
Property-liability insurance claims and claims expense	4,175	4,248	(1.7)	17,843	17,432	2.4
Life and annuity contract benefits	444	471	(5.7)	1,618	1,851	(12.6)
Interest credited to contractholder funds	546	466	17.2	2,001	1,846	8.4
Amortization of deferred policy acquisition costs	1,214	1,069	13.6	4,465	4,058	10.0
Operating costs and expenses	799	804	(0.6)	3,040	3,001	1.3
Restructuring and related charges	25	18	38.9	51	74	(31.1)
Interest expense	85	71	19.7	308	275	12.0
Total costs and expenses	7,288	7,147	2.0	29,326	28,537	2.8

Loss on disposition of operations	(7)	(32)	78.1	(24)	(41)	41.5

Income from operations before income tax expense, dividends on preferred securities and cumulative effect of change in accounting principle, after-tax	1,584	1,083	46.3	4,586	3,571	28.4

Income tax expense	442	308	43.5	1,230	846	45.4

Income before dividends on preferred securities and cumulative effect of change in accounting principle, after-tax	1,142	775	47.4	3,356	2,725	23.2

Dividends on preferred securities of subsidiary trust	—	—	—	—	(5)	100.0

Cumulative effect of change in accounting principle, after-tax	—	(14)	100.0	(175)	(15)	—

Net income	$1,142	$761	50.1	$3,181	$2,705	17.6

Net income per share - Basic	$1.65	$1.08		$4.57	$3.85

Weighted average shares - Basic	685.8	703.5		695.6	703.5

Net income per share - Diluted	$1.64	$1.08		$4.54	$3.83

Weighted average shares - Diluted	690.7	707.2		700.3	706.2

THE ALLSTATE CORPORATION

CONTRIBUTION TO INCOME

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in millions, except per share data)	Est. 2004	2003	Percent Change	Est. 2004	2003	Percent Change

Contribution to income

Operating income before the impact of restructuring and related charges	$1,002	$764	31.2	$3,124	$2,710	15.3
Restructuring and related charges, after-tax	16	12	33.3	33	48	(31.3)

Operating income	986	752	31.1	3,091	2,662	16.1

Realized capital gains and losses, after-tax	212	58	—	392	134	192.5
DAC and DSI amortization relating to realized capital gains and losses, after-tax	(61)	(10)	—	(89)	(30)	(196.7)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(11)	(5)	(120.0)	(32)	(15)	(113.3)
Gain (loss) on disposition of operations, after-tax	16	(20)	180.0	(6)	(26)	76.9
Dividends on preferred securities of subsidiary trust	—	—	—	—	(5)	100.0
Cumulative effect of change in accounting principle, after-tax	—	(14)	100.0	(175)	(15)	—

Net income	$1,142	$761	50.1	$3,181	$2,705	17.6

Income per share (Diluted)

Operating income before the impact of restructuring and related charges	$1.45	$1.08	34.3	$4.46	$3.84	16.1
Restructuring and related charges, after-tax	0.03	0.02	50.0	0.05	0.07	(28.6)

Operating income	1.42	1.06	34.0	4.41	3.77	17.0

Realized capital gains and losses, after-tax	0.30	0.09	—	0.56	0.19	194.7
DAC and DSI amortization relating to realized capital gains and losses, after-tax	(0.09)	(0.02)	—	(0.13)	(0.05)	(160.0)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(0.01)	(0.01)	—	(0.04)	(0.02)	(100.0)
Gain (loss) on disposition of operations, after-tax	0.02	(0.03)	166.7	(0.01)	(0.04)	75.0
Dividends on preferred securities of subsidiary trust	—	—	—	—	—	—
Cumulative effect of change in accounting principle, after-tax	—	(0.01)	100.0	(0.25)	(0.02)	—

Net income	$1.64	$1.08	51.9	$4.54	$3.83	18.5

Book value per share - Diluted	$31.72	$29.04	9.2	$31.72	$29.04	9.2

THE ALLSTATE CORPORATION

COMPONENTS OF REALIZED CAPITAL GAINS AND LOSSES (PRETAX)

	Three Months Ended December 31, 2004 (Est.)
($ in millions)	Property- Liability	Allstate Financial	Corporate and Other	Total

Valuation of derivative instruments	$33	$(6)	$—	$27
Settlements of derivative instruments	(4)	11	—	7
Dispositions	175	140	2	317
Investment write-downs	(12)	(9)	—	(21)

Total	$192	$136	$2	$330

	Twelve Months Ended December 31, 2004 (Est.)
	Property-	Allstate	Corporate
($ in millions)	Liability	Financial	and Other	Total

Valuation of derivative instruments	$10	$(55)	$(1)	$(46)
Settlements of derivative instruments	(69)	7	—	(62)
Dispositions	697	131	—	828
Investment write-downs	(46)	(82)	(1)	(129)

Total	$592	$1	$(2)	$591

	Three Months Ended December 31, 2003
	Property-	Allstate	Corporate
($ in millions)	Liability	Financial	and Other	Total

Valuation of derivative instruments	$4	$(4)	$—	$—
Settlements of derivative instruments	5	(2)	—	3
Dispositions	131	23	—	154
Investment write-downs	(29)	(34)	(3)	(66)

Total	$111	$(17)	$(3)	$91

	Twelve Months Ended December 31, 2003
	Property-	Allstate	Corporate
($ in millions)	Liability	Financial	and Other	Total

Valuation of derivative instruments	$10	$6	$—	$16
Settlements of derivative instruments	3	18	—	21
Dispositions	385	71	(3)	453
Investment write-downs	(110)	(180)	(4)	(294)

Total	$288	$(85)	$(7)	$196

THE ALLSTATE CORPORATION

SEGMENT RESULTS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	Est.		Est.
($ in millions)	2004	2003	2004	2003

Property-Liability
Premiums written	$6,499	$6,199	$26,531	$25,187

Premiums earned	$6,607	$6,302	$25,989	$24,677
Claims and claims expense	4,175	4,248	17,843	17,432
Amortization of deferred policy acquisition costs	1,016	930	3,874	3,520
Operating costs and expenses	629	629	2,396	2,326
Restructuring and related charges	25	12	46	67
Underwriting income	762	483	1,830	1,332

Net investment income	463	435	1,773	1,677
Income tax expense on operations	350	238	955	682

Operating income	875	680	2,648	2,327

Realized capital gains and losses, after-tax	125	72	397	192
Gain on disposition of operations, after-tax	—	—	—	3
Cumulative effect of change in accounting principle, after-tax	—	—	—	(1)

Net income	$1,000	$752	$3,045	$2,521

Catastrophe losses	$412	$412	$2,468	$1,489

Operating ratios
Claims and claims expense ratio	63.2	67.4	68.7	70.6
Expense ratio	25.3	24.9	24.3	24.0
Combined ratio	88.5	92.3	93.0	94.6

Effect of catastrophe losses on combined ratio	6.2	6.5	9.5	6.0

Effect of restructuring and related charges on combined ratio	0.4	0.2	0.2	0.3

Effect of Discontinued Lines and Coverages on combined ratio	—	0.1	2.5	2.3

Allstate Financial
Premiums and deposits	$4,163	$3,303	$15,919	$13,095
Investments including Separate Accounts assets	$86,907	$76,320	$86,907	$76,320

Premiums and contract charges	$564	$594	$2,072	$2,304
Net investment income	890	824	3,410	3,233
Periodic settlements and accruals on non-hedge derivative instruments	16	8	49	23
Contract benefits	444	471	1,618	1,851
Interest credited to contractholder funds	531	466	1,983	1,846
Amortization of deferred policy acquisition costs	118	124	471	492
Operating costs and expenses	169	174	634	672
Restructuring and related charges	—	6	5	7
Income tax expense on operations	66	84	269	243

Operating income	142	101	551	449

Realized capital gains and losses, after-tax	87	(11)	(3)	(53)
DAC and DSI amortization relating to realized capital gains and losses, after-tax	(61)	(10)	(89)	(30)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(11)	(5)	(32)	(15)
Gain (loss) on disposition of operations, after-tax	16	(20)	(6)	(29)
Cumulative effect of change in accounting principle, after-tax	—	(17)	(175)	(17)

Net income	$173	$38	$246	$305

Corporate and Other
Net investment income	$25	$16	$101	$62
Operating costs and expenses	86	72	318	278
Income tax benefit on operations	(30)	(27)	(109)	(102)

Operating loss	(31)	(29)	(108)	(114)

Realized capital gains and losses, after-tax	—	(3)	(2)	(5)
Dividends on preferred securities of subsidiary trust	—	—	—	(5)
Cumulative effect of change in accounting principle, after-tax	—	3	—	3

Net loss	$(31)	$(29)	$(110)	$(121)

Consolidated net income	$1,142	$761	$3,181	$2,705

THE ALLSTATE CORPORATION

UNDERWRITING RESULTS BY AREA OF BUSINESS

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	Est.		Percent	Est.		Percent
($ in millions)	2004	2003	Change	2004	2003	Change

Consolidated Underwriting Summary
Allstate Protection	$761	$492	54.7	$2,468	$1,903	29.7
Discontinued Lines and Coverages	1	(9)	111.1	(638)	(571)	(11.7)
Underwriting income	$762	$483	57.8	$1,830	$1,332	37.4

Allstate Protection Underwriting Summary
Premiums written	$6,498	$6,197	4.9	$26,527	$25,175	5.4
Premiums earned	$6,605	$6,300	4.8	$25,983	$24,664	5.3
Claims and claims expense	4,176	4,240	(1.5)	17,208	16,858	2.1
Amortization of deferred policy acquisition costs	1,016	930	9.2	3,874	3,520	10.1
Operating costs and expenses	627	626	0.2	2,387	2,316	3.1
Restructuring and related charges	25	12	108.3	46	67	(31.3)
Underwriting income	$761	$492	54.7	$2,468	$1,903	29.7

Catastrophe losses	$412	$412	—	$2,468	$1,489	65.7

Operating ratios
Claims and claims expense ratio	63.2	67.3		66.2	68.4
Expense ratio	25.3	24.9		24.3	23.9
Combined ratio	88.5	92.2		90.5	92.3

Effect of catastrophe losses on combined ratio	6.2	6.5		9.5	6.0

Effect of restructuring and related charges on combined ratio	0.4	0.2		0.2	0.3

Discontinued Lines and Coverages Underwriting Summary
Premiums written	$1	$2	(50.0)	$4	$12	(66.7)
Premiums earned	$2	$2	—	$6	$13	(53.8)
Claims and claims expense	(1)	8	(112.5)	635	574	10.6
Operating costs and expenses	2	3	(33.3)	9	10	(10.0)
Underwriting income (loss)	$1	$(9)	111.1	$(638)	$(571)	(11.7)

Effect of Discontinued Lines and Coverages on the Property-Liability combined ratio	—	0.1		2.5	2.3

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY PREMIUMS WRITTEN BY MARKET SEGMENT

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	Est.		Percent	Est.		Percent
($ in millions)	2004	2003	Change	2004	2003	Change

Allstate brand
Standard auto	$3,611	$3,416	5.7	$14,491	$13,632	6.3
Non-standard auto	396	455	(13.0)	1,777	1,975	(10.0)
Auto	4,007	3,871	3.5	16,268	15,607	4.2

Involuntary auto	49	47	4.3	232	226	2.7
Commercial lines	228	215	6.0	922	854	8.0
Homeowners	1,404	1,279	9.8	5,639	5,153	9.4
Other personal lines	323	308	4.9	1,397	1,313	6.4

	6,011	5,720	5.1	24,458	23,153	5.6
Encompass brand
Standard auto	280	277	1.1	1,212	1,202	0.8
Non-standard auto (Deerbrook)	34	42	(19.0)	153	170	(10.0)
Auto	314	319	(1.6)	1,365	1,372	(0.5)

Involuntary auto	9	10	(10.0)	40	40	—
Homeowners	136	123	10.6	552	510	8.2
Other personal lines	28	25	12.0	112	100	12.0

	487	477	2.1	2,069	2,022	2.3

Allstate Protection (1)	6,498	6,197	4.9	26,527	25,175	5.4

Discontinued Lines and Coverages	1	2	(50.0)	4	12	(66.7)

Property-Liability (1)	$6,499	$6,199	4.8	$26,531	$25,187	5.3

Allstate Protection
Standard auto	$3,891	$3,693	5.4	$15,703	$14,834	5.9
Non-standard auto	430	497	(13.5)	1,930	2,145	(10.0)
Auto	4,321	4,190	3.1	17,633	16,979	3.9

Involuntary auto	58	57	1.8	272	266	2.3
Commercial lines	228	215	6.0	922	854	8.0
Homeowners	1,540	1,402	9.8	6,191	5,663	9.3
Other personal lines	351	333	5.4	1,509	1,413	6.8

	$6,498	$6,197	4.9	$26,527	$25,175	5.4

(1)          In the fourth quarter of 2004, growth in premiums written was negatively impacted by accruals for premium refunds in standard auto and reinsurance transactions in homeowners totaling 0.7% for Allstate Protection and 0.8% for Property-Liability.

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY NET RATE CHANGES APPROVED (1)

	Three Months Ended
	December 31, 2004
			Annual Impact
			of Rate Changes on
	Number of	Weighted Average	State Specific
	States	Rate Change (%)	Premiums Written (%)
Allstate brand
Standard auto	11	0.6	4.6
Non-standard auto	5	0.2	4.4
Homeowners	2	—	4.4

Encompass brand
Standard auto	6	0.4	3.7
Homeowners	8	4.3	5.3

	Twelve Months Ended
	December 31, 2004
			Annual Impact
			of Rate Changes on
	Number of	Weighted Average	State Specific
	States	Rate Change (%)	Premiums Written (%)
Allstate brand
Standard auto	23	1.3	3.3
Non-standard auto	8	1.6	4.6
Homeowners	11	0.3	3.3

Encompass brand
Standard auto	29	2.8	4.4
Non-standard auto (Deerbrook)	9	2.1	3.8
Homeowners	31	9.3	6.2

(1)          Rate increases that are indicated based on a loss trend analysis to achieve a targeted return, will continue to be pursued in all locations and for all products.

THE ALLSTATE CORPORATION

ALLSTATE PROTECTION MARKET SEGMENT ANALYSIS

	Three Months Ended December 31,
	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003
($ in millions)	Premiums Earned		Loss Ratio		Effect of Catastrophe Losses on the Loss Ratio		Expense Ratio

Allstate brand
Standard auto	$3,651	$3,446	67.5	69.1	0.5	0.2	24.7	24.1
Non-standard auto	432	486	51.4	59.1	0.5	0.5	21.5	20.5
Auto	4,083	3,932	65.8	67.9	0.5	0.2	24.4	23.6

Homeowners	1,383	1,269	44.8	67.4	11.2	28.7	24.5	23.9
Other (1)	631	595	91.3	61.7	36.3	4.9	27.7	31.6

Total Allstate brand	6,097	5,796	63.6	67.1	6.5	6.9	24.8	24.5

Encompass brand
Standard auto	299	301	61.2	61.5	—	—	32.1	28.9
Non-standard auto (Deerbrook)	37	43	67.6	88.4	—	2.4	24.3	30.2
Auto	336	344	61.9	64.8	—	0.3	31.3	29.1

Homeowners	135	127	41.5	73.2	3.0	6.3	31.1	29.2
Other (1)	37	33	81.1	100.0	13.5	6.1	29.7	33.3

Total Encompass brand	508	504	57.9	69.2	1.8	2.1	31.1	29.4

Allstate Protection	$6,605	$6,300	63.2	67.3	6.2	6.5	25.3	24.9

	Twelve Months Ended December 31,
	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003
($ in millions)	Premiums Earned		Loss Ratio		Effect of Catastrophe Losses on the Loss Ratio		Expense Ratio

Allstate brand
Standard auto	$14,290	$13,406	64.4	70.1	0.7	1.4	24.0	23.7
Non-standard auto	1,823	2,075	53.9	65.6	0.9	0.7	20.4	19.8
Auto	16,113	15,481	63.2	69.5	0.7	1.3	23.6	23.2

Homeowners	5,349	4,892	67.4	63.2	29.2	21.8	23.0	22.8
Other (1)	2,482	2,316	84.6	68.1	27.7	5.6	27.2	26.7

Total Allstate brand	23,944	22,689	66.3	68.0	9.8	6.2	23.9	23.5

Encompass brand
Standard auto	1,208	1,195	61.3	69.4	0.5	0.7	29.1	28.1
Non-standard auto (Deerbrook)	161	163	75.8	84.7	0.6	0.7	25.4	29.4
Auto	1,369	1,358	63.1	71.2	0.6	0.7	28.6	28.3

Homeowners	529	494	63.7	76.7	16.4	16.6	30.1	29.2
Other (1)	141	123	84.4	71.5	5.7	4.0	29.1	40.7

Total Encompass brand	2,039	1,975	64.7	72.6	5.1	4.9	29.0	29.3

Allstate Protection	$25,983	$24,664	66.2	68.4	9.5	6.0	24.3	23.9

(1)          Other includes involuntary auto, commercial lines and other personal lines.

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY

EFFECT OF PRETAX PRIOR YEAR RESERVE REESTIMATES ON THE COMBINED RATIO

	Three Months Ended December 31,
	Pretax Reserve Re-estimates (1)		Effect of Pretax Reserve Re-estimates on the Combined Ratio
	Est.		Est.
($ in millions)	2004	2003	2004	2003

Auto	$(106)	$(44)	(1.6)	(0.7)
Homeowners	(57)	30	(0.9)	0.5
Other	(25)	(17)	(0.4)	(0.3)

Allstate Protection	(188)	(31)	(2.9)	(0.5)

Discontinued Lines and Coverages	(1)	8	—	0.1

Property-Liability	$(189)	$(23)	(2.9)	(0.4)

Allstate brand	$(190)	$(45)	(2.9)	(0.7)
Encompass brand	2	14	—	0.2

Allstate Protection	$(188)	$(31)	(2.9)	(0.5)

	Twelve Months Ended December 31,
	Pretax Reserve Re-estimates (1)		Effect of Pretax Reserve Re-estimates on the Combined Ratio
	Est.		Est.
($ in millions)	2004	2003	2004	2003

Auto	$(657)	$(221)	(2.5)	(0.9)
Homeowners	(169)	13	(0.7)	0.1
Other	(39)	35	(0.1)	0.1

Allstate Protection	(865)	(173)	(3.3)	(0.7)

Discontinued Lines and Coverages	635	574	2.4	2.3

Property-Liability	$(230)	$401	(0.9)	1.6

Allstate brand	$(872)	$(209)	(3.3)	(0.8)
Encompass brand	7	36	—	0.1

Allstate Protection	$(865)	$(173)	(3.3)	(0.7)

(1)          Favorable reserve reestimates are shown in parentheses.

THE ALLSTATE CORPORATION

ALLSTATE FINANCIAL PREMIUMS AND DEPOSITS

	Three Months Ended December 31,			Twelve Months Ended December 31,
	Est.		Percent	Est.		Percent
($ in millions)	2004	2003	Change	2004	2003	Change

Life Products
Interest-sensitive life	$370	$323	14.6	$1,393	$1,090	27.8
Traditional	89	105	(15.2)	327	389	(15.9)
Other	138	177	(22.0)	513	647	(20.7)
	597	605	(1.3)	2,233	2,126	5.0

Annuities
Fixed annuities - deferred	2,137	1,083	97.3	6,750	4,834	39.6
Fixed annuities - immediate	277	225	23.1	831	842	(1.3)
Variable annuities	411	596	(31.0)	1,631	2,151	(24.2)
	2,825	1,904	48.4	9,212	7,827	17.7

Institutional Products
Indexed funding agreements	50	50	—	51	440	(88.4)
Funding agreements backing medium-term notes	535	601	(11.0)	3,983	2,268	75.6
Other	—	—	—	3	7	(57.1)
	585	651	(10.1)	4,037	2,715	48.7

Bank Deposits	156	143	9.1	437	427	2.3

Total	$4,163	$3,303	26.0	$15,919	$13,095	21.6

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31,	December 31,
($ in millions, except par value data)	2004 (Est.)	2003

Assets
Investments
Fixed income securities, at fair value (amortized cost $90,657 and $82,607)	$95,715	$87,741
Equity securities, at fair value (cost $4,566 and $4,028)	5,895	5,288
Mortgage loans	7,856	6,539
Short-term	4,133	1,815
Other	1,931	1,698
Total investments	115,530	103,081

Cash	414	366
Premium installment receivables, net	4,721	4,386
Deferred policy acquisition costs	4,968	4,842
Reinsurance recoverables, net	4,323	3,121
Accrued investment income	1,014	1,068
Property and equipment, net	1,018	1,046
Goodwill	825	929
Other assets	2,535	1,878
Separate Accounts	14,377	13,425
Total assets	$149,725	$134,142

Liabilities
Reserve for property-liability insurance claims and claims expense	$19,338	$17,714
Reserve for life-contingent contract benefits	11,754	11,020
Contractholder funds	55,709	47,071
Unearned premiums	9,932	9,187
Claim payments outstanding	787	698
Other liabilities and accrued expenses	9,842	8,283
Deferred income taxes	829	1,103
Short-term debt	43	3
Long-term debt	5,291	5,073
Separate Accounts	14,377	13,425
Total liabilities	127,902	113,577

Shareholders’ equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	—	—
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 683 million and 704 million shares outstanding	9	9
Additional capital paid-in	2,685	2,614
Retained income	24,043	21,641
Deferred compensation expense	(157)	(194)
Treasury stock, at cost (217 million and 196 million shares)	(7,372)	(6,261)
Accumulated other comprehensive income:
Unrealized net capital gains and losses	2,988	3,125
Unrealized foreign currency translation adjustments	16	(10)
Minimum pension liability adjustment	(389)	(359)
Total accumulated other comprehensive income	2,615	2,756
Total shareholders’ equity	21,823	20,565
Total liabilities and shareholders’ equity	$149,725	$134,142

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 31,	December 31,
(in millions)	2004 (Est.)	2003

Cash flows from operating activities
Net income	$3,181	$2,705
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	(4)	(3)
Realized capital gains and losses	(591)	(196)
Loss on disposition of operations	24	41
Cumulative effect of change in accounting principle	175	15
Interest credited to contractholder funds	2,001	1,846
Changes in:
Policy benefit and other insurance reserves	1,680	1,127
Unearned premiums	614	546
Deferred policy acquisition costs	(443)	(414)
Premium installment receivables, net	(345)	(284)
Reinsurance recoverables, net	(1,052)	(227)
Income taxes payable	11	582
Other operating assets and liabilities	217	(47)
Net cash provided by operating activities	5,468	5,691

Cash flows from investing activities
Proceeds from sales
Fixed income securities	19,839	20,298
Equity securities	4,580	2,700
Investment collections
Fixed income securities	5,904	6,652
Mortgage loans	772	733
Investment purchases
Fixed income securities	(33,720)	(35,627)
Equity securities	(4,659)	(3,351)
Mortgage loans	(337)	(1,175)
Change in short-term investments, net	(1,098)	419
Change in other investments, net	(1,804)	56
Purchases of property and equipment, net	(200)	(169)
Net cash used in investing activities	(10,723)	(9,464)

Cash flows from financing activities
Change in short-term debt, net	40	(276)
Proceeds from issuance of long-term debt	647	410
Repayment of long-term debt	(19)	(332)
Contractholder fund deposits	13,616	10,373
Contractholder fund withdrawals	(7,088)	(5,794)
Dividends paid	(756)	(633)
Treasury stock purchases	(1,373)	(153)
Other	236	82
Net cash provided by financing activities	5,303	3,677

Net increase (decrease) in cash	48	(96)
Cash at beginning of year	366	462
Cash at end of year	$414	$366

Allstate Protection Reestimates of Hurricane Catastrophe Losses

Catastrophe losses for the fourth quarter of 2004 and the twelve month period ended December 31, 2004 include $367 million and $2.00 billion, respectively, net of recoveries from the Florida Hurricane Catastrophe Fund (“FHCF”), related to hurricanes Charley, Frances, Ivan, and Jeanne.  These storms struck significant portions of Florida, the southeastern seaboard and other parts of the United States during August and September of 2004.  These estimates include net losses incurred on personal lines auto and property policies and net losses on commercial policies.  As a result of these four hurricanes and their very adverse financial impacts, we are currently evaluating various measures in Florida, including proposals for legislative reform, purchasing additional reinsurance and rate actions.  We are also continuing to reevaluate our countrywide catastrophe risk management strategies for hurricanes and earthquake exposures.

Estimates of losses for these storms were increased $239 million after-tax ($367 million pre-tax) and $0.33 per diluted share in the fourth quarter due to increased estimates of claim severity on personal lines and commercial property claims in Florida.  When the initial estimates were prepared in the third quarter, these storms had only recently occurred, very few losses had been paid, and due to the extensive devastation and massive scale of these storms, it was not possible to gain access to and physically inspect a sufficiently large portion of claims.  During the fourth quarter, property inspections were completed by claim adjusters and, consequently, we were able to develop more accurate assessments of the actual cost of physical damages.  A significant amount of these losses have been paid.

Estimates of losses from these storms are shown in the table below:

	Estimate as of 12/31/2004			Estimate as of 9/30/2004
($ in millions)	Gross Losses	FHCF Recoveries	Net Losses		Estimate Change
Personal Lines
Charley (August 13)	$756	$(323)	$433	$400	$33
Frances (September 3)	650	(235)	415	375	40
Ivan (September 14)	576	(47)	529	452	77
Jeanne (September 25)	330	—	330	298	32
Subtotal	2,312	(605)	1,707	1,525	182

Commercial	393	(98)	295	110	185

Total Loss Estimate	$2,705	$(703)	$2,002	$1,635	$367

Memo:
Allstate Floridian group	$2,016	$(605)	$1,411	$1,247	$164

Estimates of gross qualifying personal property losses for Charley, Frances and Ivan have exceeded the $312 million per occurrence FHCF retention, thus permitting reimbursement of 90% of qualifying losses above the retention.  For Jeanne, estimated qualifying property losses are $279 million, which is below the FHCF retention.  Estimates of qualifying commercial habitational property losses for Charley and Frances have exceeded the $30 million per occurrence FHCF retention.  For Ivan and Jeanne, estimated qualifying commercial habitational property losses are $27 million and $14 million, respectively, which are below the FHCF retention.  For all of the storms, any adverse development of losses not qualifying for FHCF reimbursement will adversely impact net income if and when determined.

Allstate Floridian Insurance Company and its subsidiaries (the “Allstate Floridian group”) sell personal property insurance in Florida.  The Allstate Floridian group is separately capitalized, maintains distinct ratings and is not reinsured by other Allstate subsidiaries or affiliates that are not part of the group.  During 2004, the Allstate Floridian group received $411 million in capital from Allstate Insurance Company.

The current estimates of losses for these storms have a much greater degree of certainty than previous estimates, which were prepared shortly after these storms occurred.   However, there are still factors and complications that may cause future development of these estimates to be either favorable or unfavorable.

Among other things, there are still claims that may be reported; we are still evaluating the impact in communities that were hit by more than one hurricane; and our evaluation of losses is complicated by the fact that property damage resulted from both flooding, which Allstate policies do not cover, and high winds, which Allstate policies typically do cover.  In addition, because of increased demand for services and supplies in the areas affected by the hurricanes and the length of time required to repair the damage, our loss estimate may not accurately reflect inflated costs of repair.  Finally, the loss estimates could be affected by the amount of FHCF reimbursements actually received.

Definitions of GAAP Operating Ratios

Claims and claims expense (“loss”) ratio is the ratio of claims and claims expense to premiums earned.  Loss ratios include the impact of catastrophe losses.

Expense ratio is the ratio of amortization of DAC, operating costs and expenses and restructuring and related charges to premiums earned.

Combined Ratio is the ratio of claims and claims expense, amortization of DAC, operating costs and expenses and restructuring and related charges to premiums earned.  The difference between 100% and the combined ratio represents underwriting income as a percentage of premiums earned.

Effect of Discontinued Lines and Coverages on combined ratio is the ratio of claims and claims expense and other costs and expenses in the Discontinued Lines and Coverages segment to Property-Liability premiums earned.  The sum of the effect of Discontinued Lines and Coverages on the combined ratio and the Allstate Protection combined ratio is equal to the Property-Liability combined ratio.

Definitions of Non-GAAP and Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP financial measures.  Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income is income before dividends on preferred securities and cumulative effect of change in accounting principle, after-tax, excluding:

•      realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments which are reported with realized capital gains and losses but included in operating income,

•      amortization of deferred policy acquisition costs (“DAC”) and deferred sales inducements (“DSI”), to the extent they resulted from the recognition of realized capital gains and losses, and

•      (loss) gain on disposition of operations, after-tax.

Net income is the GAAP measure that is most directly comparable to operating income.

We use operating income to evaluate our results of operations and as an integral component for incentive compensation.  It reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses and (loss) gain on disposition of operations.  These items may vary significantly between periods and are generally driven by business decisions and economic developments such as market conditions, the timing of which is unrelated to the insurance underwriting process.  Moreover, we reclassify periodic settlements on non-hedge derivative instruments into operating income to report them in a manner consistent with the economically hedged investments, replicated assets or product attributes (e.g. net investment income and interest credited to contractholder funds) and by doing so, appropriately reflect trends in product performance.  Therefore, we believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance.  We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator.  Operating income should not be considered as a substitute for net income and does not reflect the overall profitability of our business.

The following tables reconcile operating income and net income for the three months and twelve months ended December 31, 2004 and 2003.

For the three months ended December 31,

	Property- Liability		Allstate Financial		Consolidated		Per diluted share
($ in millions, except per share data)	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003
Operating income	$875	$680	$142	$101	$986	$752	$1.42	$1.06

Realized capital gains and losses	192	111	136	(17)	330	91
Income tax benefit (expense)	(67)	(39)	(49)	6	(118)	(33)
Realized capital gains and losses, after-tax	125	72	87	(11)	212	58	0.30	0.09
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	—	(61)	(10)	(61)	(10)	(0.09)	(0.02)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	—	(11)	(5)	(11)	(5)	(0.01)	(0.01)
Gain (loss) on disposition of operations, after-tax	—	—	16	(20)	16	(20)	0.02	(0.03)
Income before cumulative effect of change in accounting principle, after-tax	1,000	752	173	55	1,142	775	1.64	1.09
Cumulative effect of change in accounting principle, after-tax	—	—	—	(17)	—	(14)	—	(0.01)
Net income (loss)	$1,000	$752	$173	$38	$1,142	$761	$1.64	$1.08

For the twelve months ended December 31,

	Property- Liability		Allstate Financial		Consolidated		Per diluted share
($ in millions, except per share data)	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003
Operating income	$2,648	$2,327	$551	$449	$3,091	$2,662	$4.41	$3.77

Realized capital gains and losses	592	288	1	(85)	591	196
Income tax benefit (expense)	(195)	(96)	(4)	32	(199)	(62)
Realized capital gains and losses, after-tax	397	192	(3)	(53)	392	134	0.56	0.19
DAC and DSI amortization relating to realized capital gains and losses, after-tax.	—	—	(89)	(30)	(89)	(30)	(0.13)	(0.05)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	—	(32)	(15)	(32)	(15)	(0.04)	(0.02)
(Loss) gain on disposition of operations, after-tax	—	3	(6)	(29)	(6)	(26)	(0.01)	(0.04)
Income before dividends on preferred securities and cumulative effect of change in accounting principle, after-tax	3,045	2,522	421	322	3,356	2,725	4.79	3.85
Dividends on preferred securities of subsidiary trust, after-tax	—	—	—	—	—	(5)	—	—
Cumulative effect of change in accounting principle, after-tax	—	(1)	(175)	(17)	(175)	(15)	(0.25)	(0.02)
Net income (loss)	$3,045	$2,521	$246	$305	$3,181	$2,705	$4.54	$3.83

In this press release, we provide guidance on operating income per diluted share for 2005 (assuming a level of average expected catastrophe losses used in pricing for the year).  A reconciliation of this measure to net income is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses including periodic settlements and accruals on non-hedge derivative instruments, which can vary substantially from one period to another and may have a significant impact on net income.  Because a forecast of realized capital gains and losses is not possible, neither is a forecast of the effects of amortization of DAC and DSI on realized capital gains and losses nor income taxes.  The other reconciling items between operating income and net income on a forward-looking basis are (loss) gain on disposition of operations, after-tax, and cumulative effect of changes in accounting principle, after-tax, which we assume to be zero for the year.

Underwriting income (loss) is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP.  Management uses this measure in its evaluation of results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results.  It is also an integral component of incentive compensation.  It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance. Net income is the most directly comparable GAAP measure. Underwriting income (loss) should not be considered as a substitute for net income and does not reflect the overall profitability of our business.  A reconciliation of Property-Liability underwriting income to net income is provided in the Segment Results table.

Operating income return on equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of shareholders’ equity at the beginning and at the end of the 12-month period, after excluding the after-tax effect of unrealized net capital gains. We use it to supplement our evaluation of net income and return on equity. We believe that this measure is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and that are driven by developments, the magnitude and timing of which are generally not influenced by management:  the after-tax effects of realized and unrealized capital gains and losses and the cumulative effect of change in accounting principle. Return on equity is the most directly comparable GAAP measure.  The following table shows the reconciliation.

	For the twelve months ended December 31,
($ in millions)	Est. 2004	2003
Return on equity
Numerator:

Net income	$3,181	$2,705

Denominator:
Beginning shareholders’ equity	20,565	17,438
Ending shareholders’ equity	21,823	20,565
Average shareholders’ equity	$21,194	$19,002
ROE	15.0	14.2

	For the twelve months ended December 31,
($ in millions)	Est. 2004	2003
Operating income return on equity
Numerator:
Operating income	$3,091	$2,662

Denominator:
Beginning shareholders’ equity	20,565	17,438
Unrealized net capital gains	3,125	2,602
Adjusted beginning shareholders’ equity	17,440	14,836
Ending shareholders’ equity	21,823	20,565
Unrealized net capital gains	2,988	3,125
Adjusted ending shareholders’ equity	18,835	17,440
Average shareholders’ equity	$18,138	$16,138
Operating income ROE	17.0	16.5

In this press release, we provide guidance on operating income return on equity for 2005.  A reconciliation of this measure to return on equity is not possible on a forward-looking basis because it is not possible to provide a reliable reconciliation of operating income to net income on a forward looking basis for the reasons stated above or a reliable reconciliation of shareholders’ equity excluding unrealized net capital gains and losses to shareholders’ equity because unrealized net capital gains and losses can vary substantially from one period to another.  The potential variability of the above reconciling items could have a significant impact on return on equity.

Book value per diluted share excluding the net impact of unrealized net capital gains on fixed income securities is a ratio that uses a non-GAAP measure.  It is calculated by dividing shareholders’ equity after excluding the net impact of unrealized net capital gains on fixed income securities and related DAC and life insurance reserves by total shares outstanding plus dilutive potential shares outstanding.  Book value per diluted share is the most directly comparable GAAP ratio.

We use the trend in book value per diluted share excluding unrealized net capital gains on fixed income securities in conjunction with book value per diluted share to identify and analyze the change in net worth attributable to management efforts between periods.  We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily market conditions, the magnitude and timing of which are not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers.  We note that book value per diluted share excluding unrealized net capital gains on fixed income securities is a measure commonly used by insurance investors as a valuation technique.  Book value per diluted share excluding unrealized net capital gains on fixed income securities should not be considered as a substitute for book value per diluted share and does not reflect the recorded net worth of our business.  The following table shows the reconciliation:

	As of December 31,
(in millions, except per share data)	Est. 2004	2003

Book value per diluted share
Numerator:
Shareholders’ equity	$21,823	$20,565
Denominator:
Shares outstanding and dilutive potential shares outstanding	688.0	708.2
Book value per diluted share	$31.72	$29.04

Book value per diluted share, excluding the net impact of unrealized net capital gains on fixed income securities
Numerator:
Shareholders’ equity	$21,823	$20,565
Unrealized net capital gains on fixed income securities	2,134	2,307
Adjusted shareholders’ equity	$19,689	$18,258
Denominator:
Shares outstanding and dilutive potential shares outstanding	688.0	708.2
Book value per diluted share, excluding unrealized net capital gains on fixed income securities	$28.62	$25.78

Gross margin represents life and annuity premiums and contract charges and net investment income, less contract benefits and interest credited to contractholder funds.  We use gross margin as a component of our evaluation of the profitability of Allstate Financial’s life insurance and financial product portfolio.  Additionally, for many of our products, including fixed annuities, variable life and annuities, and interest-sensitive life insurance, the amortization of DAC and DSI is determined based on actual and expected gross margin.  Gross margin is comprised of four components that are utilized to further analyze the business; they include the investment margin, benefit margin, maintenance charges and surrender charges.  We believe gross margin and its components are useful to investors because they allow for the evaluation of income components separately and in the aggregate when reviewing performance.  Gross margin, investment margin and benefit margin should not be considered as a substitute for net income and do not reflect the overall profitability of the business.  Net income is the GAAP measure that is most directly comparable to these margins.  Gross margin is reconciled to Allstate Financial’s GAAP net income in the following tables.

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions)	Est. 2004	2003	Est. 2004	2003

Life and annuity premiums and contract charges	$564	$594	$2,072	$2,304
Net investment income (1)	906	832	3,459	3,256
Contract benefits	(444)	(471)	(1,618)	(1,851)
Interest credited to contractholder funds (2)	(526)	(466)	(1,956)	(1,846)
Gross margin	500	489	1,957	1,863

Amortization of DAC and DSI	(123)	(124)	(498)	(492)
Operating costs and expenses	(169)	(174)	(634)	(672)
Restructuring and related charges	—	(6)	(5)	(7)
Income tax expense	(66)	(84)	(269)	(243)
Realized capital gains and losses, after-tax	87	(11)	(3)	(53)
DAC and DSI amortization relating to realized capital gains and losses, after-tax	(61)	(10)	(89)	(30)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(11)	(5)	(32)	(15)
Loss on disposition of operations, after-tax	16	(20)	(6)	(29)
Cumulative effect of change in accounting principle, after-tax	—	(17)	(175)	(17)
Allstate Financial net income	$173	$38	$246	$305

(1)   Net investment income includes periodic settlements and accruals on non-hedge derivative instruments, pretax, totaling $16 million for the fourth quarter of 2004, $8 million for the fourth quarter of 2003, $49 million for the twelve months ended December 31, 2004 and $23 million for the twelve months ended December 31, 2003.

(2)   Beginning in 2004, amortization of DSI is excluded from interest credited to contractholder funds for purposes of calculating gross margin.  Amortization of DSI totaled $20 million in the fourth quarter of 2004 and $45 million for the twelve months ended December 31, 2004.  Prior periods have not been restated.

Investment margin is a component of gross margin.  Investment margin represents the excess of net investment income over interest credited to contractholder funds and the implied interest on life contingent immediate annuities included in Allstate Financial’s reserve for life-contingent contract benefits.  We use investment margin to evaluate Allstate Financial’s profitability related to the difference between investment returns on assets supporting certain products and the amounts credited to customers (“spread”) during a fiscal period.

Benefit margin is a component of gross margin.  Benefit margin represents life and life-contingent immediate annuity premiums and cost of insurance contract charges less contract benefits.  Benefit margin excludes the implied interest on life-contingent immediate annuities, which is included in the calculation of investment margin, and mortality charges on variable annuities, which are included as a component of maintenance charges.  We use benefit margin to evaluate Allstate Financial’s underwriting performance, as it reflects the profitability of our products with respect to mortality or morbidity risk during a fiscal period.

The components of gross margin are reconciled to the corresponding financial statement line items in the following tables.

	Three Months Ended December 31,
	Investment Margin		Benefit Margin		Maintenance Charges		Surrender Charges		Gross Margin
(in millions)	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003

Life and annuity premiums	$—	$—	$300	$347	$—	$—	$—	$—	$300	$347
Contract charges	—	—	139	130	104	93	21	24	264	247
Net investment Income (1)	906	832	—	—	—	—	—	—	906	832
Contract benefits	(142)	(134)	(302)	(337)	—	—	—	—	(444)	(471)
Interest credited to contractholder funds (2)	(526)	(466)	—	—	—	—	—	—	(526)	(466)
	$238	$232	$137	$140	$104	$93	$21	$24	$500	$489

(1)   Net investment income includes periodic settlements and accruals on non-hedge derivative instruments, pretax, totaling $16 million for the fourth quarter of 2004 and $8 million for the fourth quarter of 2003.

(2)   Beginning in 2004, amortization of DSI is excluded from interest credited to contractholder funds for purposes of calculating gross margin.  Amortization of DSI totaled $20 million in the fourth quarter of 2004.  Prior periods have not been restated.

	Twelve Months Ended December 31,
	Investment Margin		Benefit Margin		Maintenance Charges		Surrender Charges		Gross Margin
(in millions)	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003

Life and annuity premiums	$—	$—	$1,045	$1,365	$—	$—	$—	$—	$1,045	$1,365
Contract charges	—	—	558	518	393	342	76	79	1,027	939
Net investment income (1)	3,459	3,256	—	—	—	—	—	—	3,459	3,256
Contract benefits	(538)	(514)	(1,080)	(1,337)	—	—	—	—	(1,618)	(1,851)
Interest credited to contractholder funds (2)	(1,956)	(1,846)	—	—	—	—	—	—	(1,956)	(1,846)
	$965	$896	$523	$546	$393	$342	$76	$79	$1,957	$1,863

(1)     Net investment income includes periodic settlements and accruals on non-hedge derivative instruments, pretax, totaling $49 million for the twelve months ended December 31, 2004 and $23 million for the twelve months ended December 31, 2003.

(2)   Beginning in 2004, amortization of DSI is excluded from interest credited to contractholder funds for purposes of calculating gross margin.  Amortization of DSI totaled $45 million for the twelve months ended December 31, 2004.  Prior periods have not been restated.

Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following operating financial measures.  Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Premiums written is the amount of premiums charged for policies issued during a fiscal period.  Premiums earned is a GAAP measure.  Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period.  The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums on our Consolidated Statements of Financial Position. A reconciliation of premiums written to premiums earned is presented in the following table.

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions)	Est. 2004	2003	Est. 2004	2003

Premiums written	$6,499	$6,199	$26,531	$25,187
Change in Property-Liability unearned Premiums	88	88	(608)	(581)
Other	20	15	66	71
Premiums earned	$6,607	$6,302	$25,989	$24,677

Premiums and deposits is an operating measure that we use to analyze production trends for Allstate Financial sales.  It includes premiums on insurance policies and annuities and all deposits and other funds received from customers on deposit-type products including the net new deposits of Allstate Bank, which we account for under GAAP as increases to liabilities rather than as revenue.

The following table illustrates where premiums and deposits are reflected in the consolidated financial statements.

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions)	Est. 2004	2003	Est. 2004	2003

Life and annuity premiums (1)	$300	$347	$1,045	$1,365
Deposits to contractholder funds	3,536	2,528	13,616	10,373
Deposits to separate accounts	319	436	1,268	1,391
Change in unearned premiums and other adjustments	8	(8)	(10)	(34)
Total Premiums and deposits	$4,163	$3,303	$15,919	$13,095

(1)     Life and annuity contract charges in the amount of est. $264 million and $247 million for the three months ended December 31, 2004 and 2003, respectively, and est. $1.03 billion and $939 million for the twelve months ended December 31, 2004 and 2003, respectively, which are also revenues recognized for GAAP, have been excluded from the table above, but are a component of the Consolidated Statements of Operations line item life and annuity premiums and contract charges.

New sales of financial products by Allstate exclusive agencies is an operating measure that we use to quantify the current year sales of financial products by the Allstate Agency proprietary distribution channel.  New sales of financial products by Allstate exclusive agencies includes annual premiums on new insurance policies, initial premiums and deposits on annuities, net new deposits in the Allstate Bank, sales of other companies’ mutual funds, and excludes renewal premiums.  New sales of financial products by Allstate exclusive agencies for the fourth quarter of 2004 and 2003 totaled $737 million and $609 million, respectively.  New sales of financial products by Allstate exclusive agencies for the twelve months ended December 31, 2004 and 2003 totaled est. $2.27 billion and $1.83 billion, respectively.

Forward Looking Statements

This press release contains forward-looking statements about our operating income for 2005.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections.  Actual results may differ materially from those projected in the forward-looking statements for a variety of reasons:

•                  Actual levels of PIF may be lower than projected if we are not able to grow or maintain our retention levels and new business levels due to competitive pressures.

•                  Loss costs in our Property-Liability business, including losses due to catastrophes such as hurricanes and earthquakes, may exceed management’s projections.  In particular, losses due to catastrophes may exceed the average expected level used in pricing for the year.

•                  Claim frequency could be higher than expected.

•                  Lower than projected interest rates and equity market returns could decrease consolidated net investment income, increase DAC amortization, reduce contract charges, investment margins and the profitability of the Allstate Financial segment.

•                  Higher than projected interest rates and lower equity market returns could increase surrenders and withdrawals, increase DAC amortization and reduce the competitive position and profitability of the Allstate Financial segment.

We undertake no obligation to publicly correct or update any forward-looking statements.  This press release contains unaudited financial information.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer.  Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate helps individuals in more than 16 million households protect what they have today and better prepare for tomorrow through more than 13,600 exclusive agencies and financial specialists in the U.S. and Canada.  Customers can access Allstate products and services through Allstate agencies, or in select states at allstate.com and 1-800-Allstate®. EncompassSM and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agencies.  Allstate Financial Group provides life insurance, annuity, retirement, banking and investment products through distribution channels that include Allstate agencies, independent agencies, financial institutions and broker-dealers.

We post an investor supplement on our web site. You can access it by going to allstate.com and clicking on “Investor Relations.” From there, go to the “Quarterly Investor Info” button.  We will post additional information to the supplement over the next 30 days as it becomes available.

Contact:

Michael Trevino

Media Relations

(847) 402-5600

Robert Block, Larry Moews, Phil Dorn

Investor Relations

(847) 402-2800

###